Exhibit 99.1

For Immediate Release

Media Contact:
Kellie Davis
kmdavis@paulsoninvestment.com

PAULSON INVESTMENT COMPANY ADDS TWO KEY EMPLOYEES

Portland, Ore., July 5th,  2012 – Paulson Investment Company, Inc. (Paulson), a wholly owned subsidiary of Paulson Capital Corp. (Nasdaq:PLCC),  has recently hired Chris Clark Senior Managing Director, and Bryan Hagen Chief Compliance Officer.

“Mr. Clark has over twenty three years of industry background in investment banking, private placements, and as co-owner of several broker-dealers and asset management firms.  He joins us from a San Francisco venture capital investment bank to help us expand our role in the venture capital and private placement markets,” said Chet Paulson, Chairman of Paulson Capital. “We look forward to leveraging Chris’s institutional expertise to expand our funding options for our client companies.”

“We are very fortunate to have Bryan Hagen as our new CCO,” added Trent Davis, CEO of Paulson. “Bryan is very well respected and brings 20 years of combined industry experience, including positions as Senior Compliance Examiner at the FINRA and Chief Compliance Officer with FINRA-member firms.  He is a great addition to our team.”

About Paulson Capital Corp
Paulson Capital Corporation is the parent company of Paulson Investment Company, Inc. Headquartered in Portland, Ore., Paulson Investment Company, Inc. is a boutique investment bank and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chester “Chet” Paulson in 1970, it has managed or underwritten over 170 securities offerings and has generated more than $1.2 billion for client companies.

For more information on Paulson Investment Company, Inc. visit www.paulsoninvestment.com.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

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